Exhibit 99.1

TETRA TECHNOLOGIES, INC. ANNOUNCES

APPOINTMENT OF SHAWN D. WILLIAMS AS A DIRECTOR

THE WOODLANDS, Texas, April 5, 2021 / PR Newswire / - TETRA Technologies, Inc. (“TETRA” or the “Company”) (NYSE:TTI) today announced that its Board of Directors has appointed Shawn D. Williams as a member of the Board of Directors, effective March 31, 2021.  Mr. Williams will serve as an independent director.

Brady Murphy, TETRA's President and Chief Executive Officer, stated, "We are very pleased to welcome Shawn to our Board.  His broad and deep experience in the specialty chemicals industry and more recently minerals and mining brings a unique perspective to further strengthen our Board. His expertise will be critical in helping TETRA to further develop our strategies and core competencies in fluids and aqueous chemistry.”  Mr. Williams stated, “I am thrilled to work with TETRA’s Board and management team to expand their innovation platform into industrial specialty materials while growing TETRA’s leadership position in the high-value completion fluids and water management service and product offerings.”

Mr. Williams most recently served as the Chief Executive Officer of Nexeo Plastics Holdings, Inc., a global plastics distributor, from April 2019 until June of 2020 and from September 2012 to March of 2019 as Executive Vice President of Nexeo Solutions, Inc. Mr. Williams has been retired since June 2020. Prior to joining Nexeo Solutions, from 2007 to 2012 Mr. Williams served as President of Momentive Global Sealants, a global specialty sealants business, and President of Momentive Performance Materials, a silicone specialty materials business. Earlier in his career, Mr. Williams spent 22 years serving in industrial and material business leadership roles at General Electric Company and led businesses globally in the Americas, Europe, and Asia across a broad sector of markets. Since December 2020, Mr. Williams has served as the chairman of the board of managers and as a member of the audit and compensation committees of Covia Holdings LLC, a provider of minerals-based solutions serving the industrial and energy markets.  Mr. Williams earned his M.B.A. from the Haas School of Business at the University of California, Berkeley, and a B.S. in electrical engineering from Purdue University.

Investor Contact

For further information: Elijio Serrano, CFO, TETRA Technologies, Inc., The Woodlands, Texas, Phone: 281.367.1983, www.tetratec.com

Company Overview and Forward-Looking Statements

TETRA Technologies, Inc. is a geographically diversified oil and gas services company, focused on completion fluids and associated products and services, water management, frac flowback, and production well testing.  TETRA owns an 11% equity interest in CSI Compressco LP (NASDAQ: CCLP).